News Bulletin

2200 West Parkway Boulevard	For Further Information:
Salt Lake City, Utah 84119-2331	Richard R. Putnam
www.franklincovey.com	Investor Relations
(801) 817-1776

FRANKLINCOVEY ANNOUNCES
FOURTEENTH CONSECUTIVE QUARTER OF SIGNIFICANT
OPERATING IMPROVEMENTS AND SECOND QUARTER FISCAL 2006 RESULTS

Salt Lake City, Utah - April 11, 2006 - FranklinCovey (NYSE: FC) reported its fourteenth consecutive quarter of significant improvements in operating results with operating income of $10.6 million for the second quarter of fiscal 2006, a $2.6 million or 33% improvement compared to $7.9 million of operating income for the same quarter of last year. The Company also reported net income before preferred stock dividends of $9.2 million for the second quarter of fiscal 2006, a $2.1 million or 30% improvement compared to $7.1 million in net income for the second quarter of fiscal 2005. The Company reported diluted earnings per share of $0.39 after accounting for preferred stock dividends for the quarter ended February 25, 2006 compared to $0.19 per share after accounting for preferred stock dividends for the second quarter of fiscal 2005. The Company’s year-over-year operating results during the second quarter were influenced primarily by the following: (1) a $4.2 million decrease in sales due to a $4.9 million decrease from closed stores and $0.4 million from decreased technology product sales which were partially offset by growth in the other CSBU and OSBU channels with a 60 basis point gross margin improvement (61.5% compared to 60.9% for the same quarter last year) resulting in a net $2.0 million year-over-year decrease in gross profit, (2) a $3.5 million or a 9% decrease in selling, general and administrative (SG&A) costs primarily resulting from store closures and initiatives to reduce overall operating costs, and (3) a $1.2 million decline in depreciation and amortization expense.

For the two quarters ended February 25, 2006, the Company reported a $4.5 million or 44% improvement in operating results with operating income of $14.7 million compared to $10.2 million of operating income for the first two quarters of last year. For the first two quarters of fiscal 2006, the Company reported a $3.8 million or 45% improvement in net income, with $12.4 million of earnings before preferred stock dividends ($0.48 diluted earnings per share after preferred stock dividends) compared to $8.6 million of net income before preferred stock dividends ($0.16 diluted earnings per share after preferred stock dividends) for the first two quarters of fiscal 2005. The Company provided the following details underlying the continued improvement in operating and net results during the second quarter and first two quarters of fiscal 2006.

Revenues: Total sales for the second quarter of fiscal 2006 decreased $4.2 million compared to last year’s second quarter. Organizational Solutions Business Unit (OSBU) sales were unchanged in the second quarter of fiscal 2006 compared to the same quarter last year at $30.4 million. Domestic OSBU sales, excluding sales of its Sales Performance Group (SPG), grew 9%. Sales from the SPG declined $2.2 million due primarily to a large sale delivered in the second quarter of fiscal 2005 and which was not repeated in the second quarter of fiscal 2006. Overall domestic OSBU sales excluding SPG grew $1.3 million or 9% compared to a strong second quarter last year. International sales increased $0.9 million even after a $0.7 million unfavorable impact of foreign currency translation. OSBU revenues increased $4.0 million or 7% during the first two quarters of fiscal 2006 compared to the first two quarters of fiscal 2005.

Sales from the Consumer and Small Business Unit (CSBU) for the quarter ended February 25, 2006, declined $4.2 million due to a $4.9 million decline attributed to the 24 fewer stores open during the quarter this year compared to the same quarter last year and a $0.4 million decline in PDA’s and related products sold during the quarter this year compared to the same quarter last year. Total CSBU sales during the second quarter of fiscal 2006 were $47.9 million compared to $52.1 million for the same quarter last year. Retail store sales were $23.8 million during the second fiscal quarter compared to $28.1 million for the same quarter the prior year. Comparable store sales during the quarter grew 3% due to increased sales of FranklinCovey Planners, totes and binders compared to the same quarter last year and helped to partially offset the impact of fewer open stores and decreased technology product sales during the quarter. Consumer Direct sales grew 4% to $19.2 million during the second fiscal quarter compared to $18.4 million for the same quarter of last year. Sales of products through the wholesale channel to office superstores, decreased $1.3 million to $3.6 million compared to $4.9 million for the same quarter last year due mainly to the timing of sales ordered by these entities during this year compared to last year at the same time. CSBU revenues decreased $4.9 million to $89.0 million during the first two quarters of fiscal 2006 compared to $93.9 million for the first two quarters of fiscal year 2005.

Selling, general and administrative expenses: SG&A costs decreased by $3.5 million or 9% during the quarter, even after added costs associated with store closures. SG&A as a percentage of sales declined to 45% from 47% as efforts to trim expenses continued. Store closing costs are included in SG&A expense and have a one-time impact in the current period, but decrease costs going forward. The Company had 24 fewer stores open at the end of the quarter compared to the same period last year. Fiscal year to date SG&A costs declined $1.6 million or 2% as compared to the prior year.

Depreciation and amortization: Depreciation and amortization expenses continued to decline during the second quarter of fiscal 2006, reflecting lower, more focused and better-managed capital expenditures, and the effect of certain assets becoming fully depreciated. The Company reported a decline of $1.2 million in these expenses during the second quarter and a $2.0 million decrease during the first two quarters of fiscal 2006, compared to the respective periods of the prior year.

Other: The Company also reported a legal settlement in conjunction with a lawsuit with one of its vendors which added $0.9 million to net income during the quarter. Additionally, the Company redeemed $10.0 million of its outstanding Series A Preferred stock during the second quarter and $20.0 million of the Series A Preferred Stock during the first two quarters of fiscal 2006, reducing the outstanding Series A Preferred stock to $37.3 million. The Company also purchased 0.2 million shares of its outstanding common stock for $1.6 million during the second quarter of fiscal 2006 as a part of an announced $10.0 million authorization to buyback additional preferred or common stock.

About FranklinCovey
FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 90 retail stores, and www.franklincovey.com . More than 1,500 FranklinCovey associates provide professional services and products in 36 offices in 129 countries.

Franklin Covey Co.

CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Quarter Ended		Two Quarters Ended
	February 25,	February 26,	February 25,	February 26,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Sales	$78,333	$82,523	$150,684	$151,627
Cost of sales	30,160	32,306	58,104	59,975
Gross margin	48,173	50,217	92,580	91,652

Selling, general and administrative	35,488	38,939	73,255	74,868
Depreciation	1,221	2,320	2,629	4,498
Amortization	908	1,043	2,003	2,087
Operating income	10,556	7,915	14,693	10,199

Interest income	316	165	645	282
Interest expense	(660)	(29)	(1,303)	(66)
Legal settlement	873		873
Income before provision for taxes	11,085	8,051	14,908	10,415

Provision for income taxes	1,872	965	2,462	1,803
Net income	9,213	7,086	12,446	8,612

Preferred stock dividends	(1,139)	(2,184)	(2,518)	(4,368)
Net income attributable to common shareholders	$8,074	$4,902	$9,928	$4,244

Net income attributable to common shareholders per share	$0.39	$0.19	$0.48	$0.16

Sales Detail:
Retail Stores	$23,836	$28,055	$38,506	$46,443
Consumer Direct	19,200	18,387	37,788	37,245
Wholesale	3,620	4,897	10,229	8,480
Other	1,291	765	2,454	1,750
Total Consumer and Small Business Unit	47,947	52,104	88,977	93,918

Domestic	15,223	16,162	31,616	29,568
International	15,163	14,257	30,091	28,141
Total Organizational Solutions Business Unit	30,386	30,419	61,707	57,709

Total	$78,333	$82,523	$150,684	$151,627